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                                                                    EXHIBIT 3.95
                                     BYLAWS

                                       OF

                           BHC WINDSOR HOSPITAL, INC.

                  1. The annual meeting of shareholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or outside the State of Ohio, fixed by the Board of Directors.

                  2. Special meetings of the shareholders may be held at any place within or outside the State of Ohio upon call of the Board of Directors, the Chairman of the Board of Directors, if any, the President, or, in the case of President's absence, death or disability, the Vice President authorized to exercise the authority of the President, or the holders of ten percent of the issued and outstanding shares of capital stock entitled to vote.

                  3. The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact.

                  4. The business of the Corporation shall be managed by a Board of Directors consisting of two (2) members. Vacancies in the Board of Directors, whether resulting from an increase in the number of directors, the removal of directors for or without cause, or otherwise, may be filled by a vote of a majority of the directors then in office, although less than a quorum. Directors may be removed for or without cause by the shareholders.

                  5. Meetings of the Board of Directors may be held at any place within or without the State of Ohio upon call of the Chairman of the Board of Directors, the President, any Vice President or any two (2) directors. Written notice of the time and place of each meeting of directors shall be given to each director either by personal delivery or by mail, telegram or cablegram at least two (2) days before the meeting. One-third of the number of

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directors of the Corporation then in office, but not less than two, shall constitute a quorum.

                  6. The Board of Directors shall elect a President, a Secretary, a Treasurer and such other officers as it may deem appropriate. The President, Secretary, and any other officer so appointed by the Board of Directors are authorized to execute certificates representing shares of the Corporation's capital stock. Persons may hold more than one office. Officers shall have the authority and responsibilities given them by the Board of Directors, and each officer shall hold office until his successor is elected and qualified, unless a different term is specified by the Board of Directors.

                  7. By resolution adopted by the greater of (i) a majority of the directors of the Corporation then in office when the action is taken; or (ii) the number of directors required by the Articles of Incorporation or Bylaws to take action, the directors may designate from among their number three (3) or more directors to constitute an Executive Committee and other committees, each of which, to the extent permitted by law, shall have the authority granted it by the Board of Directors.

                  8. The Bylaws of the Corporation may be amended or repealed, and additional Bylaws may be adopted, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

                  9. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for any action he takes or fails to take as a director unless it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. If the General Corporation Law of Ohio is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability

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of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Ohio, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  10. The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnitee"). The Corporation may, to the full extent permitted by law, purchase and maintain insurance or furnish similar protection, including but not limited to, trust funds, letters of credit or self-insurance, on behalf of or for any Indemnitee against any liability asserted against such Indemnitee and incurred by such Indemnitee in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to Indemnify such Indemnitee under the General Corporation Law of Ohio. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of

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shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.